Contact:	Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979 Roger A. Young Vice President Investor and Media Relations 410-716-3979

FOR IMMEDIATE RELEASE: Monday, April 16, 2007

Subject:     Black & Decker Increases EPS Guidance for First Quarter 2007

Towson, MD – The Black & Decker Corporation (NYSE: BDK) today announced that, due to better-than-expected sales and operating margin, net earnings per diluted share are anticipated to be approximately $1.60 for the first quarter of 2007. The Corporation expects to report 3% sales growth for the quarter, primarily from currency translation and the 2006 acquisition of Vector Products, Inc.

        Nolan D. Archibald, Chairman and Chief Executive Officer, commented, “The Power Tools and Accessories segment benefited from strong international performance and favorable order patterns in the U.S. As a result, we expect to report first-quarter sales and earnings significantly above the guidance we issued in January. However, we continue to anticipate a challenging economic environment. Therefore we only expect to increase our full-year EPS guidance slightly when we report first-quarter results later this month.”

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        This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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